Exhibit 3.15

      STATE OF DELAWARE

      SECRETARY OF STATE

DIVISION OF CORPORATIONS

    FILED 11:00 AM 11/21/2001

        010,591642 – 3455106

CERTIFICATE OF MERGER OF A FOREIGN CORPORATION

INTO A DELAWARE CORPORATION

CERTIFICATE OF MERGER

OF

KWIKSET CORPORATION

INTO

KWIKSET OF DELAWARE, INC.

(Under Section 252 of the General

Corporation Law of the State of Delaware)

KWIKSET OF DELAWARE, INC. hereby certifies that:

(1) The name and state of incorporation of each of the constituent corporations are:

(a) Kwikset Corporation, a California corporation (the “Merging Corporation”); and

(b) Kwikset of Delaware, Inc., a Delaware corporation (the “Successor”).

(2) An agreement of merger (the “Plan and Agreement of Merger”) has been approved, adopted, certified, executed and acknowledged by the Merging Corporation and by the Successor in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

(3) The surviving corporation of the merger is Kwikset of Delaware, Inc., the name of which shall hereinwith be changed to Kwikset Corporation.

(4) The certificate of incorporation of the Successor is amended by changing Article First so that, as amended, said Article shall be as follows:

The name of the corporation (the “Corporation”) is “Kwikset Corporation.”

(5) The surviving corporation is a corporation of the State of Delaware.

(6) The executed Plan and Agreement of Merger is on file at an office of the Successor, which is 19701 DaVinci, Lake Forest, California 92610.

(7) A copy of the Plan and Agreement of Merger will be furnished by the Successor upon request and without cost to any stockholder of the Merging Corporation or the Successor.

(8) The authorized capital stock of the Merging Corporation is 1,000 shares of common stock, no par value. The authorized capital stock of the Successor is 1,000 shares of common stock, $0.01 par value per share.

(9) The effective date of the merger is November 23, 2001.

IN WITNESS WHEREOF, Kwikset of Delaware, Inc. has caused this certificate to be signed as of the 20th day of November 2001 by Charles E. Fenton, its authorized officer, who hereby acknowledges on behalf of Kwikset of Delaware, Inc. that the foregoing Certificate of Merger is the corporate act of said corporation under penalties of perjury.

KWIKSET OF DELAWARE, INC.

By:	/s/ Charles E. Fenton
Charles E. Fenton Vice President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:00 PM 11/08/2001 010566246 – 3455106

CERTIFICATE OF INCORPORATION

OF

KWIKSET OF DELAWARE, INC.

FIRST: The name of the corporation (the “Corporation”) is “Kwikset of Delaware, Inc.”

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19081, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share (“Common Stock”).

(b) Except as otherwise provided in this Certificate of Incorporation, the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock shall be determined by the board of directors of the Corporation by resolution.

(c) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to the stockholders for a vote.

FIFTH: The name and mailing address of the incorporator is Elizabeth C. Horowicz, c/o Miles & Stockbridge, P.C., 10 Light Street, Baltimore, Maryland 21202. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

SIXTH: The number of directors of the Corporation shall be fixed by, or in the manner provided in, the bylaws of the Corporation. The number of directors constituting the initial board of directors shall be three (3), and the names and mailing addresses of the initial directors, who shall serve until the first annual meeting of stockholders or until their successors are elected and qualify, are as follows:

Charles E. Fenton	The Black & Decker Corporation 703 East Joppa Road Towson, Maryland 21286

Barbara B. Lucas	The Black & Decker Corporation 701 East Joppa Road Towson, Maryland 21286

Michael D. Mangan	The Black & Decker Corporation 701 East Joppa Road Towson, Maryland 21286

SEVENTH: The board of directors of the Corporation are expressly authorized to make, alter or repeal the bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw, whether adopted by them or otherwise.

EIGHTH: Elections of directors need not be by written ballot, except and to the extent provided in the bylaws of the Corporation.

NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be amended from time to time, no person who at any time was or is a director of the Corporation shall be personally liable to the Corporation or its stockholders for money damages for breach of fiduciary duty as a director. No amendment of this Certificate of Incorporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors under this Article NINTH in respect of any act or omission that occurred prior to such amendment or repeal.

TENTH: The Corporation shall indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be amended from time to time, all persons who at any time were or are directors or officers of the Corporation. No amendment of this Certificate of Incorporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors or officers under this Article TENTH in respect of any act or omission that occurred prior to such amendment or repeal.

ELEVENTH: The Corporation reserves the right at any time to amend, alter, or repeal any provision of this Certificate of Incorporation, as it may be amended from time to time.

IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed as of the 8th day of November 2001, and that the facts stated herein are true.

/s/ Elizabeth C. Horowicz
Elizabeth C. Horowicz Incorporator